Worthington Industries Inc.

Fourth Quarter and Fiscal Year End 2020 Earnings Conference Call

June 25, 2020

Worthington Industries, Inc. – Fourth Quarter and Fiscal Year End 2020 Earnings Conference Call, June 25, 2020

C O R P O R A T E   P A R T I C I P A N T S

Marcus Rogier, Investment Relations Officer and Treasurer

John McConnell, Chief Executive Officer and Chairman

Andy Rose, President

Joseph Hayek, Vice President and Chief Financial Officer

C O N F E R E N C E   C A L L   P A R T I C I P A N T S

Seth Rosenfeld, Exane BNP

Phil Gibbs, KeyBanc Capital Markets

John Tumazos, John Tumazos Very Independent Research

Edward Collery, SC Fundamental

P R E S E N T A T I O N

Operator

Good morning, and welcome to the Worthington Industries Fourth Quarter and Fiscal Year End 2020 Earnings Conference Call.

All participants will be able to listen only until the question and answer session of the call. This conference is being recorded at the request of Worthington Industries. If anyone objects, you may disconnect at this time.

I would now like to introduce Marcus Rogier, Treasurer and Investor Relations Officer. Mr. Rogier, you may begin.

Marcus Rogier

Thank you, Christine. Good morning, everyone, and welcome to Worthington Industries Fourth Quarter Fiscal 2020 Earnings Call.

On our call this morning, we have John McConnell, Worthington’s Chairman and Chief Executive Officer, Andy Rose, Worthington’s President, and our Chief Financial Officer, Joe Hayek.

Before we get started, I’d like to remind everyone that certain statements made today are forward-looking within the meaning of the 1995 Private Securities Litigation Reform Act. These statements are subject to risks and uncertainties and could cause actual results to differ from those suggested. We issued our

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Worthington Industries, Inc. – Fourth Quarter and Fiscal Year End 2020 Earnings Conference Call, June 25, 2020

earnings release earlier this morning. Please refer to it for more detail on those factors that could cause actual results to differ materially.

Today’s call is being recorded and a replay will be made available later on our worthingtonindustries.com website.

At this point, I will turn the call over to John for some opening comments.

John McConnell

Thank you, Marcus.

As you read in our announcement last night, I have decided to transition out of the position of Chief Executive Officer, effective September 1, while remaining the Executive Chairman. Andy Rose has been appointed by the Board to become our next CEO, commencing on the same effective date, and retaining the position of President. These actions are the culmination of a well thought through succession plan.

It has been my privilege to lead this Company as CEO for the past 27 years. I am proud of our employees who come and work hard every day to make a difference, especially in these challenging times. Our Company is in a great position to grow, and I believe that the next decade will bring exciting opportunities. I’m confident that Andy and the entire Leadership Team, perhaps the strongest in our history, will deliver on those opportunities.

I’ll now turn the call over to our CFO, Joe Hayek, to review the fourth quarter in detail. Joe?

Joseph Hayek

Good morning, everyone.

John, I know I speak on behalf of all of us at Worthington when I say how grateful we are for how you’ve led this Company and for the impact that you’ve had on us collectively and on so many of us as individuals. We’re looking forward to your continued leadership as our Executive Chairman.

I’ll now spend a few minutes reviewing the quarter, and then we’ll turn the call over to Andy.

This quarter presented us, and companies everywhere, with unprecedented challenges. We continue to face significant uncertainty related to the coronavirus and associated shutdowns. These dynamics had a significant impact on demand and on our results. While the negative impacts of COVID-19 are easy to see, it has also brought out the best in our people. Across Worthington, we are very proud of the way our teams have supported each other, their communities, our customers and our business, by keeping each other safe and finding innovative ways to navigate the evolving new normal. While this crisis has forced difficult decisions, we believe that our people first culture has been on full display and we will emerge stronger as a result.

In Q4, we reported earnings of $0.29 per share, versus $0.66 in the prior year quarter. In addition to lower demand in several key end markets due to COVID-19, there were a few unique items in the quarter, that include the following:

We incurred restructuring and impairment charges of $15.7 million, or $0.20 per share, in Q4, related to severance charges, the write-down of trade names associated with Amtrol’s European operations, and our exiting the two remaining Engineered Cabs facilities that were not included in that sale. This compares to impairment charges of $8.5 million, or $0.11 per share, in Q4 of last year.

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Worthington Industries, Inc. – Fourth Quarter and Fiscal Year End 2020 Earnings Conference Call, June 25, 2020

Estimated inventory holding losses in Q4—sorry, estimated holding gains were $0.01 per share, compared to losses of $0.11 per share in the prior year quarter.

Consolidated net sales of $612 million decreased 35% from the prior year quarter, primarily due to significantly lower volumes in Steel Processing, a shift in mix in Cylinders, and our exit earlier this year from the Engineered Cabs business.

Gross profit declined in the quarter by $36 million from Q4 last year to $90 million, but gross margin in the quarter increased to 14.7% from 13.4% last year.

Our effective annual tax rate was 25.1% for the current year, versus 22% last year.

Our Adjusted EBITDA was $67 million in Q4, compared to $89 million last year, and our trailing 12-month Adjusted EBITDA is now $300 million. We generated positive EBITDA in each month of Q4, a testament to our diversified mix of offerings and to our team’s execution.

Sequentially, through the quarter, we really saw the slowdown begin in late March. April was the most challenging month for us demand and profitability-wise, with May showing signs of recovery, particularly later in the month.

In Steel Processing, net sales of $328 million were down 44% from Q4 last year, due primarily to lower volumes. Total shipped tons were down 15% from last year, largely driven by reduced automotive and heavy truck demand associated with the COVID shutdowns. Our shipments to automotive customers, which in the 12 months ended February were 58% of Steel’s revenue, were close to zero in both April and May. Direct tons declined by 32% year-over-year and were 45% of the mix, compared to 55% in the prior year quarter. Total tons rose by 4% year-over-year, due primarily to our consolidation of the Worthington Samuel Coil Processing JV earlier in the fiscal year, and due to the strength in our toll coating JV. Operating results in Steel Processing, a loss of $1.8 million in a typically strong seasonal quarter, was down from operating profit of $14.9 million in Q4 last year, due to lower volumes, partially offset by a lack of inventory holding losses in the current period. Due to recent declines in steel prices, we do expect to have inventory holding losses in Q1.

Turning to Pressure Cylinders, net sales were $283 million, down 12% from the prior year quarter. The decline was primarily due to a change in mix in industrial products and lower volumes in our oil and gas business. Softness in the industrial products business was largely driven by continued weakness in our European operations. Economic conditions in Europe were soft prior to the shutdowns and conditions worsened during the quarter. Volumes increased for our consumer-facing cylinder products, as sales were positively impacted by stay-at-home orders, partially offset by declines in product lines that rely on home or commercial installations, which are more difficult during the shutdowns. Cylinders operating income, excluding impairment and restructuring, was $22 million, down $2 million from the prior year quarter, and operating margins, on the same basis, improved 7.7% from 7.5%.

With respect to our JVs, equity income during the quarter was $17 million, down $12 million from the prior year quarter, excluding a write-down in Q4 of 2019 of our Chinese Steel joint venture. The decrease was across the board, as our JV’s primarily serve the construction and automotive end markets. We received $45 million in dividends from our unconsolidated JVs during the quarter. For the year, equity income from our JVs was $115 million and we received $123 million in dividends, a cash conversion ratio of 107%.

Turning to the cash flow statement and the balance sheet, cash flow from operations was $81 million in the quarter and $337 million in the fiscal year, with free cash flow totaling $57 million and $241 million in

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Worthington Industries, Inc. – Fourth Quarter and Fiscal Year End 2020 Earnings Conference Call, June 25, 2020

the same periods. During the quarter, we invested $24 million on capital projects and paid $13 million in dividends.

Looking at our balance sheet and liquidity position, total debt at quarter end was essentially flat at $700 million. Interest expense of $7.5 million was down $2 million from the prior year quarter, due to both a debt refinancing and lower debt balances. We ended Q4 with over $147 million in cash, up from $103 million at the end of Q3, and working capital increased by $11 million sequentially in the quarter to nearly $500 million. We have an additional $500 million available under our revolving credit facilities. Our net debt to trailing EBITDA leverage ratio at quarter end was roughly 1.8 times.

Yesterday, the Board declared a $0.25 per share dividend for the quarter, which is a $0.01 increase over last quarter, payable on September of 2020. This will be the tenth consecutive year that we have increased our dividend.

Before I turn it over to Andy, I’d like to make a few comments related to our investment in Nikola Corporation.

We discussed on our Q3 call we provided a seed investment to Nikola in 2015. On June 4, Nikola began trading as a public company and we own roughly 19 million shares. Those shares are subject to a lockup, the terms of which we recently disclosed in an SEC filing. While there was no impact to our Q4 earnings related to our investment in Nikola, accounting rules will require us to mark our shares to market going forward, which at current prices will generate a significant gain in Q1. Since our shares are currently subject to a lockup, we have not yet made any decisions regarding our holdings, but we would like to congratulate Trevor, Mark and the entire Nikola team for what they have accomplished and we wish them continued success.

I’ll turn it over to Andy at this time. Andy?

Andy Rose

Thank you, Joe. Good morning, everyone.

This quarter had a lot of moving parts, but, fortunately, business conditions are improved. As Joe mentioned, we had some positive developments around our investment in Nikola. Most of our businesses operated under the essential business rules, although demand levels fluctuated significantly depending on the end market and product. March was relatively normal from an earnings standpoint, April was essentially breakeven, and May saw most of our businesses make money, albeit at lower levels, with the exception of those tied to automotive. Our employees are to be commended for adapting quickly to these volatile business conditions, all while following strict safety guidelines and evolving protocols to protect those in and around our facilities.

It’s June, and that means a new fiscal year. This year is particularly special, because we’re celebrating our 65th anniversary. We have our philosophy and our people who live it every day to thank for reaching this milestone. We begin the year with a strong balance sheet, low interest expense and significant cash and revolver availability. Assuming the economy continues to open back up here and abroad, we expect to see improvements in our businesses, particularly those that were hardest hit last quarter. As this occurs, we believe there will be opportunistic ways to allocate capital and drive value for shareholders. However, with the economic outlook still unclear, we will remain guarded in our approach until there is evidence of a broad-based recovery.

I would like to say thank you again to all of our employees for their hard work and dedication to Worthington Industries over the past several months. As an organization, we have adapted well to our

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Worthington Industries, Inc. – Fourth Quarter and Fiscal Year End 2020 Earnings Conference Call, June 25, 2020

new normal, and while we are hopeful the worst is behind us, we are prepared for whatever challenges lie ahead.

Finally, I’d like to thank our Chairman, John McConnell, and the Board of Directors for giving me the opportunity to lead this great Company. I am humbled by the selection and highly motivated to continue the legacy started by John H. McConnell in 1955, and successfully expanded upon by John P. McConnell. My goals are simple, to protect our unique culture, guided by our philosophy, and continue delivering solid returns to our shareholders. We have a talented Leadership Team and great employees all across the Company, which gives me high confidence that together we will deliver on these goals and more.

We’ll now take any questions.

Operator

Thank you. To ask a question, you will need to press star, one on your telephone. To withdraw your question, please press the pound or hash key. Please stand by while we compile the Q&A roster.

Your first question comes from the line of Seth Rosenfeld from Exane BNP. Your line is open.

Seth Rosenfeld

Good morning, and thanks for taking my questions today, and congrats on a very strong quarter.

Andy Rose

Thank you, Seth.

Seth Rosenfeld

If I may, I just want to follow up with regards to Nikola—and I understand you’ve already commented that you might be limited with all you can say given the lockup, but if we can try—if you can give us a little bit of color, please, with how you think about this business from a strategic perspective. Worthington does have a number of stakes in businesses that have been longstanding. Would you view Nikola as something of a strategic long-term holding or a business that would be a potential disposal opportunity?

Then, the follow-up. You did make a comment in your prepared remarks about kind of capital allocation, recognizing ways to drive value for shareholders. Given where we are in the cycle, were Worthington to dispose of stake in Nikola, how would you envision potential capital allocation options, please, with regard to either shareholder returns or further investments in the business? Thank you.

Andy Rose

Seth, with respect to any decisions around Nikola, we have not made any, and we’re not going to comment further at this point. I will tell you that, from a capital allocation standpoint, Worthington, historically, has followed a balanced approach. We’ve been a dividend-paying company since the first year we went public, and over the past 10 years we’ve allocated capital to share repurchases to benefit our shareholders. We’ve also continued to pursue capex investments to reinvest in the Company. As you well know, we’re a profit-sharing company, so we share some of our profits with employees. So, I would expect that over time, regardless of what we do with Nikola, that we’ll kind of follow a similar approach.

Seth Rosenfeld

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Worthington Industries, Inc. – Fourth Quarter and Fiscal Year End 2020 Earnings Conference Call, June 25, 2020

That you, that’s very clear, and just one follow-up, please, with regards to the timeframe of lockups. I think there’s been some confusion for investors with regards to the timeline. Can you just walk us through this kind of staggered approach of this lockup system, please? Thank you.

Joseph Hayek

Sure. Seth, it’s Joe. Rather than doing that on this call, it is filed with the SEC, and we would just direct people to that document.

Seth Rosenfeld

Okay. Thank you very much.

Operator

Your next question comes from the line of Phil Gibbs from KeyBanc Capital Markets. Your line is open.

Phil Gibbs

Congratulations to John and Andy. I know the transition will be seamless, and I congratulate you both on this.

Andy Rose

Thanks, Phil.

Phil Gibbs

The first question just is on the Cylinders side. I think, Joe, you mentioned in your prepared remarks—and clearly, I guess, in hindsight, not a huge surprise, based on the stay-at-home orders, but what are you seeing now, I guess, in the consumer businesses that strengthen the camping and DIY and grilling? Is that all staying solid for you all?

Joseph Hayek

The quarter and the new fiscal year is all of three weeks old, Phil, and, yes, you’re right, the mix in Cylinders shifted. It was very difficult for contractors to enter people’s homes. It was very difficult for anything to happen on commercial construction sites. Over in Europe, automotive and things like that were soft. But, the product lines of ours that are consumer-facing, we saw a benefit, and so that continued into May and into the first couple of weeks of June. The watchword for all of us right now is still, unfortunately, uncertainty, because we can’t predict whether those things will continue unabated for the next 12 months or not, but you are in a seasonally strong time for outdoor activities, which we think drove some of that strength in Q4, and moving forward, we would expect, absent knowing anything else, for the trends to be seasonally normal.

Phil Gibbs

Thanks, Joe.

Andy Rose

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Worthington Industries, Inc. – Fourth Quarter and Fiscal Year End 2020 Earnings Conference Call, June 25, 2020

Phil, that business, as you would have a sense, has proven in the past to be countercyclical. This is obviously a different situation, with a virus sort of driving the economic decline, but it’s behaving similar to in the past, and potentially even a little bit stronger.

Phil Gibbs

Okay. When we look at WAVE, that business, from what I understand, has a high repair and remodel component to the commercial construction aspect of it, so probably still more resilient through cycles, but I’m sure it’s impacted because of just the non-essential businesses, etc., and people shutting down office complexes. So, any changes you’re seeing to that business right now, or are things kind of where they have been?

Andy Rose

Yes, I think, as it relates WAVE, and to a certain extent, ClarkDietrich, as well, I mean, commercial construction was obviously impacted, probably more so in some of the bigger cities that were hotspots, like New York City, but their demand was off during the quarter. There’s longer-term implications here, some are probably positive and there’s certainly some that are negative. The work-from-home trend, obviously, for the long run has some negative implications, if they’re not building as many commercial office buildings, but as you said, WAVE is a high percentage, sometimes as high as 60% or 70%, repair and remodel business, and so what that means for existing office buildings, probably a lot of reconfiguration of work stations and the way people work, and if social distancing continues, so there could be some positive impacts there, too. It’s really hard to predict kind of where this thing goes, but in the short run, though, their volumes are off just because activity is down.

Phil Gibbs

Thanks, Andy, and looking at the steel processing business, clearly a big automotive component, I would think. March was still okay, April was the biggest impact, and May is starting to come out of this, or thawed a bit, as you pre-position for the restarts, and I know you’ve got some new business sprinkled in there, as well, sort of trying to consolidate. So, is there going to be a big change, in your mind, in just aggregate volumes in that business in the first quarter, or given the fact that March was still good and now we’re recovering some, that things could be reasonably stable? I’m just trying to understand. There’s a lot of moving pieces with all the toll business that’s being thrown in there now.

Joseph Hayek

Sure, and, Phil, interestingly, the shutdowns in automotive were in mid-March, and our shipments were still pretty reasonable for another 10 days post, and so, as a consequence, on the back end, our shipments lagged the restarts, since I think there was some inventory on hand. So, as we look into our big end markets there, our automotive, construction, ag and heavy truck, and so as we look at IHS forecasts, and things like that, as the automotive D3 and others ramp back up, we would expect to have our results be impacted and have a reasonable correlation. Those IHS forecasts continue to bounce around a little bit and some of those restarts have been a bit bumpy, but any time you do take 58% of your business and have it be at zero for a couple months, it’s really tough to overcome, and certainly that is not going to be zero in June.

Phil Gibbs

Thank you all very much.

Joseph Hayek

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Worthington Industries, Inc. – Fourth Quarter and Fiscal Year End 2020 Earnings Conference Call, June 25, 2020

Sure.

Operator

Your next question comes from the line of John Tumazos from John Tumazos Very Independent Research. Your line is open.

John Tumazos

Thank you very much. I want to thank John McConnell for his service to the Company. It’s been a pleasure and honor to work with you for 30 or so years.

John McConnell

Thank you, John. It’s a pleasure to work with you.

John Tumazos

I want to congratulate Andy and the others on their promotions, and Mark Russell, who’s not on the call, for leaving Worthington and finding a good gig at Nikola.

John McConnell

I’m sure he’ll appreciate that.

John Tumazos

With regard to the core businesses, there’s been a little bit of upheaval in the economy. Could you tell us if there are impacts from suppliers’ or customers’ permanent shutdowns? I’m thinking of U.S. Steel idling, Great Lakes, Ecorse, Michigan, Cliffs idling the hot strip mill in Dearborn, Michigan, some of the auto plants that are permanently closed. Fortunately, you’re not exposed to the airline industry or travel and entertainment so much, but are there any changes that you have to make, and maybe those are the changes you are making, because your customers and suppliers are changing?

Joseph Hayek

John, it’s Joe. A couple of thoughts. The first is that we haven’t had any material disruptions from a supply chain perspective. We certainly dealt, as everybody did, with shutdowns and other disruptions. We don’t think that any of those will have material impact on our business, that we see it right now. Ultimately, we feel like the steps we’ve taken and some of the great work that our teams have done positions us exceptionally well with customers. We’ve been able to take care of our customers, we’re able to offer them stability and solutions that we think are unique to us, and so we love where we’re positioned, but we also need to reach as high as we’d like to, we need reasonable demand, and some of that is out of our control, but we are thinking about that both long term and short term every day, and we like where we are for now.

Andy Rose

John, maybe just to add a few other color comments here. We, a number of years ago, developed secondary and tertiary sources of supply on the steel side for, really, all of our products, because we didn’t want to take the risk of a shutdown of a mill really crimping our supplies, so we’re pretty well

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Worthington Industries, Inc. – Fourth Quarter and Fiscal Year End 2020 Earnings Conference Call, June 25, 2020

prepared for that. I’m sure there will be some shifts that happen, but we do have other sources of supply around that.

The only other thing that comes to mind for me is there have been, as it related to the auto restarts, some parts suppliers that are supplying the OEMs, where they’ve had to delay production or idle facilities for days or weeks because they don’t have all the parts they need. That’s not necessarily direct to us, but it does impact our shipments of steel.

John Tumazos

Could you give us some color on Serviacero and ArtiFlex being in the red in the quarter? Were there charges to those, or was it just no revenue and some steel holding loss in each case?

Joseph Hayek

It’s the latter, John.

John Tumazos

If I could ask one last—and thank you for putting up with me—accounting question about Nikola, a couple questions. In the next quarter, if you report a mark-to-market, that’s going to be a non-cash, pre-tax item. Does it have any tax implications, first?

Joseph Hayek

We would only pay a tax on a realized gain.

John Tumazos

Will you provide for taxes that are deferred, or is it just not in the tax line at all?

Joseph Hayek

Yes, it wouldn’t in the tax line at all.

John Tumazos

So, there’s no tax, nothing, it’s just a paper write-up and write-down every quarter—hopefully, never a write-down.

Next question, and this is a hypothetical. If you at a later stage dividended the Nikola shares to the Worthington shareholders and let all of us decide whether we’re excited about the electric or hydrogen trucks, would that be a taxable event for Worthington or for us, or would it just be a return of capital, and if you can’t answer this right now, I apologize for being so specific?

Joseph Hayek

That’s quite all right. Hypothetically, the tax consequences for us would be the same as they would be in any given scenario, so we would pay the corporate tax and the shareholders would pay whatever is appropriate for them.

John Tumazos

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Worthington Industries, Inc. – Fourth Quarter and Fiscal Year End 2020 Earnings Conference Call, June 25, 2020

So, you’d pay taxes if you distributed the shares?

Joseph Hayek

That is our understanding from talking to people that are experts in tax, yes.

John Tumazos

Let me just interject. I’m not an auto analyst, but I like what I’ve read about Nikola, I like that it’s focused on one product, where I’m uncomfortable that Tesla makes high-end cars, economy cars, trucks, wants to build charging stations in every state, tries to do too much. I think that Nikola has a more focused model and Mark is a businessman who works on nuts and bolts. If you just held Nikola for a while and let it grow, I’d be very comfortable as a minor, but happy, Worthington shareholder.

Andy Rose

Thank you, John.

John Tumazos

All the best.

Operator

Your next question comes from the line of Edward Collery from SC Fundamental. Your line is open.

Edward Collery

Hi, guys, good morning, and thanks for taking my questions. I’ve got a fire alarm test going off here, so sorry if anyone ends up hearing that. Two quick questions for me. The first is maybe a longer term question, I’d be interested to get your thoughts on. The 10-K mentions that the shift from steel to other materialsin cars is a risk, but that doesn’t hurt the business much. So, I was just wondering if you can provide maybe some more context around the topics of competition and obsolescence, and specifically, I’m wondering if you guys are seeing any long-term stress from technological disruptions or maybe new forms of competition, either in your end markets or from your new or legacy competitors in your specific business lines.

Andy Rose

Yes, we’re having a little bit of a hard time hearing you. I heard parts of your question. With respect to technological obsolescence, I don’t think we’re experiencing a lot of that right now in our—I’ll call it product lines or different businesses. I didn’t really catch the first part of your question, though.

Edward Collery

Yes, it was mostly the question on—can you hear me better now?

Andy Rose

A little bit.

Joseph Hayek

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Worthington Industries, Inc. – Fourth Quarter and Fiscal Year End 2020 Earnings Conference Call, June 25, 2020

Yes.

Edward Collery

All right, sorry about that. Yes, I’m just wondering if you’re seeing any new forms of competition or if shifts in your end markets are maybe going to be— or in the long term impacting demand for your products.

Joseph Hayek

Yes, long term—this is Joe. Long term, it’s harder to say. We certainly realize that people can enter and things can happen. With respect to sort of newer entrants to competition, I mean, we always have several competitors in all of our business, they are different. Whether you’re talking about Steel or Cylinders or our joint ventures, we haven’t noticed anybody in the last 90 days that’s emerged on the scene, but rest assured we make it our business to know who those folks are and we try to compete as successfully as we can with them.

Andy Rose

I guess I might just add, one of the things that we have experienced is the current environment politically is somewhat protectionist for the U.S., which I think helps some of our products, and one of the outcomes of COVID is likely to be near-shoring or re-shoring of certain critical products and supply chains, and I think we are well positioned to benefit from that, for sure. I think we’ve seen some of that already, but more to come, likely.

Edward Collery

Okay, and I’m sort of wondering, the efforts to improve mileage in cars doesn’t seem to have hurt the business in any appreciable way, and I wouldn’t think, but just want to confirm with guys that a shift towards electric vehicles probably doesn’t hurt the demand for your products, but just sort of want to confirm that.

Andy Rose

I mean, we haven’t experienced any appreciable demand loss from electric vehicles. As more and more electric vehicles hit the road, we expect there could be some demand loss there, but I will tell you, the counter to that from our vantage point is we believe we’re the best and most efficient steel processor in the country and it’s an opportunity for us, frankly, to take market share, and we’ve done that recently, and we have products that benefit from that, right? TWB, our laser welding business, is capitalizing on light-weighting and other things that are going on in automotive. It’s a threat, potentially, down the road, but it’s a huge opportunity for us right now.

Edward Collery

Okay, great, thank you, and then my second question is regarding the lockup agreement that you guys mentioned. I’m just wondering how you guys changed the terms of that lockup agreement. Was it a unique negotiation you guys undertook, or are all of the early investors covered by similarly structured agreements or do they have more typical six-month lockups?

Joseph Hayek

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Worthington Industries, Inc. – Fourth Quarter and Fiscal Year End 2020 Earnings Conference Call, June 25, 2020

Yes, appreciate the question, not something we can—weren’t planning on talking about. Thank you, though.

Edward Collery

Okay, got it. Thanks, guys.

Operator

Your next question comes from the line of Seth Rosenfeld from Exane BNP. Your line is open.

Seth Rosenfeld

Thank you for taking some follow-up questions. If I may, just with regards to the Steel Processing business, a few follow-ups there. You commented in your prepared remarks an expectation for some windfall losses in Fiscal Q1. Are you able to give us any color on the potential scale of those windfall losses, perhaps in reference to past periods? Then, secondly, with regards to the automotive order book, I was wondering if you’re able to give a little more color with regards to current order intake and perhaps how that might compare to somewhat normal pre-COVID levels. You did note, I think, that half of your furloughed workers are already coming back to work as of the end of June. Should we think about that as something of a proxy for volumes? Thank you.

Andy Rose

Yes, I mean, the ramp-up has been a little bumpy, partly because of some of the supply chain issues for parts and other things, and different facilities opening up at different times for our customers, but I guess what I would point you to, Seth, is the IHS data in terms of demand for this year, they’re saying 13.3 million, maybe, 13.5 million cars, versus an original forecast of 16.5 million, and obviously we lost six to eight weeks of production already, so we do expect that it will be ramping back up to kind of a normalized level, if it hasn’t already. It’s probably not there quite yet, but certainly by July. The shutdowns are going to be less in July for the automotive changeover. So, I would expect we’re getting back to normalized levels here pretty soon.

I’m not sure I understood the first part of your question, or that we expect shocks to—

Seth Rosenfeld

No, sorry, for the inventory holding losses (inaudible)

Joseph Hayek

Oh, okay. Yes, that one—Seth, I know you’ve been around us for a while—it’s really based on the decline in steel prices, and if you look at hot rolled per ton over the course of time, and I look at what happened sort of starting in March, you could probably get a pretty reasonable proxy for it.

The one thing I did actually want to correct—one of John Tumazos’ questions was around the tax. We would probably—it would be netted, but we would likely record a deferred tax in Q1 on the gain on our investment in Nikola.

Seth Rosenfeld

Thank you very much.

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Worthington Industries, Inc. – Fourth Quarter and Fiscal Year End 2020 Earnings Conference Call, June 25, 2020

Joseph Hayek

Sure.

Operator

Again, if you would like to ask a question, please press star and the number one on your telephone keypad.

There are no further questions at this time. I turn the call back over to the Company.

John McConnell

Thank you all for joining us for our fourth quarter earnings call, look forward to continuing to produce good results for you, and hope you finish your day well and stay safe.

Andy Rose

Thanks, everybody.

Operator

Ladies and gentlemen, this concludes today’s conference call. Thank you for participating. You may now disconnect.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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